COMPOSITE
                    ARTICLES OF INCORPORATION
                                OF
                           AKORN, INC.

                            ARTICLE I

                            NAME

     The name of this corporation shall be:

                           AKORN, INC.

under which corporate name it shall have authority to have a corporate seal and to alter the same at pleasure, but a failure to affix said seal shall not affect the validity of any instrument; to contract, sue and be sued in its corporate name; to acquire, in any legal manner, and to hold, sell, dispose of, lease, pledge, mortgage, or otherwise alienate or encumber, any property, movable or immovable, corporeal or incorporeal, subject to any limitations prescribed by law, or by these Articles; to acquire, in any legal manner, to hold, sell, dispose of, pledge, mortgage, or otherwise alienate or encumber the shares, bonds, debentures and other securities or evidence of debt, or franchises and rights of any other corporation, domestic or foreign, subject to the limitation contained in these Articles, and in relation thereto to exercise all the rights, powers and privileges of ownership, including the right to vote on any shares of stock of any other corporation, to conduct business in this state and elsewhere, as may be permitted by law; to appoint such officers and agents as the business of the corporation may require; to borrow money and to issue, sell, pledge or otherwise dispose of its bonds, debentures, promissory notes, bills of exchange and other obligations and evidences of debt, and to secure the same by mortgage, pledge or other hypothecation of any kind of property; to make by-laws, not inconsistent herewith or contrary to law, for the management and operation of its business, the regulation of its affairs, and the certification and transfer of its shares of stock; to accomplish its purposes as stated hereinafter, it shall be authorized to guarantee shares, bonds, contracts, securities and/or evidences of debt of any other domestic or foreign corporation, including interest and/or dividends thereon and subject to the provisions of Louisiana law, and to acquire by purchase, or otherwise, its own shares of stock.

     The said corporation generally shall possess all powers, rights, privileges and immunities which corporations are, or may be hereafter, authorized to have and possess, under the Constitution and laws of this State; and its Board of Directors shall have all corporate powers, allowed by the laws of the State of Louisiana.

                            ARTICLE II

                       OBJECTS AND PURPOSES

     The objects and purposes for which this corporation is organized and the nature of the business or businesses to be conducted by it are stated and declared to be as follows:

     To enter any business lawful under the laws of the State of Louisiana, either for its own account, or for the account of others, as agent, and either as agent or principal, to enter upon or engage in any kind of business of any nature whatsoever, in which corporations organized under the Louisiana Business Corporation Law may engage; and to the extent not prohibited thereby to enter upon and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign nation, any territory of any country to the extent permitted by the laws of such other state, nation or territory.

                           ARTICLE III

                             DURATION

     The  duration  of  this   corporation   shall   be   in
perpetuity, or such maximum period as may be authorized by the Laws of Louisiana.

                            ARTICLE IV

             REGISTERED OFFICE AND REGISTERED AGENTS

     The registered office of this corporation is located at 2854 St. Charles Avenue, New Orleans, Louisiana 70115, which shall continue as the registered office of this corporation until changed by the Board of Directors in the manner required by law. [Registered office has been changed.]

     The name and address of the registered agents for the service of process of this corporation are: Joseph M. Singerman, 2854 St. Charles Avenue, New Orleans, Louisiana 70115; Robert F. Azar, M.D., 4634 Bancroft Drive, New Orleans, Louisiana 70122; Joseph A. Yazbeck, 1425 Melody Drive, Metairie, Louisiana. [Registered agents have been changed.]

                            ARTICLE V

                        AUTHORIZED CAPITAL

     A. The Corporation shall have authority to issue an aggregate of 40 million shares of common stock, no par value per share.

     B. The Corporation shall have authority to issue 5 million shares of Preferred Stock, $1.00 par value per share. Shares of Preferred Stock may be issued from time to time on one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock, and to fix the variations in the preferences, limitations, and relative rights as between different classes and series of Preferred Stock.

                            ARTICLE VI

                            DIRECTORS

     A. Unless and until otherwise provided in the By-laws, all of the corporate powers of this corporation shall be vested in and all the business and affairs of this corporation shall be managed by a Board of not more than thirty (30) directors, who need not be stockholders, of whom any majority shall constitute a quorum.

     B. The Board of Directors shall have authority to make and alter the by-laws, fix their own qualifications, classification, or terms of office and fix or increase their compensation, subject to the power of the stockholders to change or repeal the by-laws so made.

     C. Unless or until otherwise provided in the by-laws, the Directors shall hold office until their successors have been duly elected and qualified, and the number, qualification, classification, terms of office, manner of election, time and places of meetings and powers and duties of the Directors shall be as from time to time fixed by the by-laws.

     D. Any vacancy occurring on the Board of Directors shall be filled by the remaining members of the said Board for the unexpired term at any meeting of the Board of Directors.

     E. The first Board of Directors of this Corporation shall be composed of:

                         Joseph M. Singerman
                         Robert F. Azar, M.D.

     These Directors shall hold their offices until their successors are elected at the General Annual Stockholders' Meeting, to be held on the first Monday of February of each year, beginning with the year 1971, or the first day thereafter when said date falls on a legal holiday, unless otherwise provided by the by-laws of the Corporation.

                           ARTICLE VII

                             OFFICERS

     The Officers of this Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer.
Any two Offices may be combined under one Officer.

     The failure, from any cause whatsoever, to hold the annual meeting of the stockholders or the failure to elect Directors or the failure of the Directors to elect Officers, shall not dissolve this Corporation, but the Directors and Officers then in office shall remain in office until their successors have been duly elected and installed.

                           ARTICLE VIII

                      STOCKHOLDERS' MEETINGS

     All stockholders' meetings, general or special, shall be held in accordance with the laws of the State of Louisiana unless changed by the by-laws of this corporation, and at all stockholders' meetings a majority of the stock, whether present or represented by proxy, shall constitute a quorum. All stockholders may vote at all stockholders' meetings, either in person or by his agent duly authorized in writing to appear and act for him. However, whenever the vote of shareholders is necessary to authorize or constitute corporate action, it may be so authorized and evidenced by the written consent of a majority of all shareholders without the necessity of a formal meeting.

                            ARTICLE IX

     This charter may be  amended  and  the  capital of this
corporation   may   be  increased  or  decreased,  or   this
corporation may be dissolved, in the method and manner provided by law.

                            ARTICLE X

     The corporation claims and shall have the benefit of the provisions of R.S. 12:61 and its stock and shareholders shall have the benefit of Internal Revenue Code, Section
1244.

                            ARTICLE XI

     No stockholder of this corporation shall ever be held liable or responsible for the contracts or faults of this corporation in any further sum than the unpaid balance of the stock for which he has subscribed, nor shall any mere informality in organization have the effect of rendering this charter null or of exposing stockholders to any liability other than as above provided.

                           ARTICLE XII

        LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer for any act or omission occurring after the effective date of this Article XII, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for liability under Section 92D of the Louisiana Business Corporation Law; or (iv) for any transaction from which the director or officer derives an improper personal benefit. No amendment to these Articles of Incorporation shall adversely affect any right or protection of a director or officer of the Corporation under this Article XII with respect to any act or omission occurring prior to the effective date of such amendment.